Exhibit 5
PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 S. High Street
Columbus, Ohio 43215
Telephone: (614) 227-2000
Facsimile: (614) 227-2100
April 6, 2006
Rocky Shoes & Boots, Inc.
39 East Canal Street
Nelsonville, Ohio 45764
Ladies and Gentlemen:
     With respect to the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Rocky Shoes & Boots, Inc., an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the sale of up to 484,261 shares (the “Registered Shares”) of Common Stock of the Company, without par value (the “Common Stock”), by the selling shareholder named in the Registration Statement, we advise you as follows:
     We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Second Amended and Restated Articles of Incorporation, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Registered Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion. Based upon the foregoing and in reliance thereon, we are of the opinion that the 484,261 shares of Common Stock held by the selling shareholder are duly and validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

Porter, Wright, Morris & Arthur LLP